Exhibit 3.5
CERTIFICATE OF VALIDATION
OF
KERYX BIOPHARMACEUTICALS, INC.

Pursuant to Section 204 of the
General Corporation Law of the State of Delaware
Keryx Biopharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies as follows:
1.    The defective corporate act that is the subject of this Certificate of Validation is the filing and effectiveness of the Certificate of Amendment of the Certificate of Incorporation of the Corporation (the “Certificate of Amendment”) on May 26, 2016.

2.    The nature of the failure of authorization in respect of the filing and effectiveness of the Certificate of Amendment was the failure of the amendment set forth in the Certificate of Amendment to have been duly approved and adopted by the stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

3.    The defective corporate act that is the subject of this Certificate of Validation was duly ratified in accordance with Section 204 of DGCL pursuant to resolutions of the Board of Directors of the Corporation adopted on March 21, 2017 and resolutions of the stockholders of the Corporation adopted on June 8, 2017.

4.    The Certificate of Amendment was previously filed under Section 103 of the DGCL in respect of the defective corporate act that is the subject of this Certificate of Validation on May 26, 2016. A copy of the Certificate of Amendment is attached as Exhibit A to this Certificate of Validation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Validation to be executed by its duly authorized officer as of this 13th day of June, 2017.

KERYX BIOPHARMACEUTICALS, INC.

By:	/s/ Gregory P. Madison
Gregory P. Madison
Chief Executive Officer and Director

EXHIBIT A TO CERTIFICATE OF VALIDATION

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “Corporation”), does hereby certify:
FIRST: That on March 31, 2016, the Board of Directors of the Corporation adopted resolutions setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation and declaring its advisability. The proposed amendment is as follows:
RESOLVED, that the Corporation’s Amended and Restated Certificate of Incorporation be amended by deleting Article FOURTH in its entirety and by substituting in lieu thereof the following:
“FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 185,000,000, which is divided into 180,000,000 shares of Common Stock and; par value $0.001 per share, and 5,000,000 shares of Preferred Stock; par value $0.001 per share.”
SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by a duly authorized officer this 25th day of May, 2016.

By:	/s/ Brian Adams
Brian Adams
Corporate Counsel & Secretary